American Housing Income Trust Appoints New Directors

PHOENIX, July 27, 2016 /PRNewswire/ -- American Housing Income Trust, Inc. ("AHIT" or the "Company") (OTCBB: AHIT) today announced that it has appointed Les Gutierrez and James Stevens to the Board of Directors resulting in an increase to five members on the Board of Directors.

Sean Zarinegar, Chairman of the Board and Chief Financial Officer of the Company commented, "Our objective from inception has been to diversify not only our property holdings, but also our leadership. We knew from the beginning that in order to attract investors and interest, we needed to show the willingness to expand the voices and opinions in leadership positions. We believe that the additions of Mr. Gutierrez and Mr. Stevens to the Board of Directors accomplishes this objective." Both Mr. Stevens and Mr. Gutierrez bring with them nearly 30 years' experience in real estate, acquisitions, and property management. Mr. Stevens manages 1,272 units, 972 of those being his own. Additional information regarding Mr. Gutierrez and Mr. Stevens can be found in the Company's disclosures with the United States Securities and Exchange Commission.

About American Housing Income Trust, Inc.

American Housing Income Trust Inc., is incorporated in the State of Maryland and is listed on the Over-the-Counter QB, or "OTCQB", as a compliant, fully reporting entity with the Securities and Exchange Commission. Our focus is on employing a disciplined acquisition strategy, operational efficiencies, as well as maintaining a full understanding of local, regional, and national housing fundamentals. As part of our marketing strategy, we promote the benefits of single-family rental living compared to apartment dwelling. The company intends to qualify as a REIT for federal income tax purposes and would not be subject to federal income tax to the extent that it distributes at least 90% of its taxable income to its shareholders. AHIT has incorporated the assets of its subsidiaries that launched their initial business plan to acquire portfolios of SFR's in 2010 and is headquartered in Phoenix, AZ through its wholly-owned subsidiary, American Realty Partners, LLC.

Forward Looking Statement

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Any of these statements could prove to be inaccurate and actual events or investments and results of operations could differ materially from those expressed or implied, including the ability of the Company to qualify and operate as a REIT. To the extent that the Company's assumptions differ from actual results, the Company's ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to qualify and operate as a REIT, may be significantly and negatively impacted. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company's filings with the Securities and Exchange Commission for further information.

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SOURCE American Housing Income Trust, Inc.